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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 4)*
NOBLE ROMAN'S, INC.
(Name of Issuer)
Common Stock, no par value
(Title of Class of Securities)
655107100
(CUSIP Number)
June 28, 2012
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
?		Rule 13d-1(b)
?		Rule 13d-1(c)
?		Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.     655107100


1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)   Timothy M. Riley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP 	(a) ?
(b) ?
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION 	U.S.

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
5	SOLE VOTING POWER
6	SHARED VOTING POWER
7	SOLE DISPOSITIVE POWER
8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES 	?
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12	TYPE OF REPORTING PERSON IN
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CUSIP No.     655107100


1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 	Angela A. Riley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP 	(a) ?
(b) ?
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION 	U.S.

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
 PERSON
WITH
5       SOLE VOTING POWER
6	SHARED VOTING POWER
7	SOLE DISPOSITIVE POWER
8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12	TYPE OF REPORTING PERSON 	IN

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Item 1(a).	Name of Issuer:
  	  	Noble Roman's, Inc.
Item 1(b).	Address of Issuer's Principal Executive Offices:
		One Virginia Avenue, Suite 300
  	  	Indianapolis, Indiana 46204
Item 2(a).	Name of Person Filing:
  	  	Timothy M. Riley and Angela A. Riley
Item 2(b).	Address of Principal Business Office or, if None, Residence:
  	  	11 Pratt Island
  	  	Darien, Connecticut 06820
Item 2(c).	Citizenship:
  	  	U.S.
Item 2(d).	Title of Class of Securities:
  	  	Common Stock, no par value
Item 2(e).	CUSIP Number:
  	  	655107100
Item 3.	If This Statement is Filed Pursuant to 240.13d-1(b),
or 240.13d-2(b) or (c), Check Whether the Person Filing is a:
(a)0
Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b)0
Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)0
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)0
Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)0
An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
(f)0
An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F);
(g)0
A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G);
(h)0
A savings association as defined in Section 3(b)
of the Federal Deposit Insurance
Act (12 U.S.C. 1813);
(i)0
A church plan that is excluded from the
definition of an investment company under
Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)0
A non-U.S. institution in accordance with
240.13d-1(b)(1)(ii)(J).
(k)0
Group, in accordance with 240.13d-1(b)(1)(ii)(K).
If filing as a non-US institution in accordance
with 240.13d-1(b)(1)(ii)(J),
please specify the type of institution:
Item 4.	Ownership.
Not Applicable
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact
that as of the date hereof
the reporting person has ceased to be the beneficial
owner of more than 5 percent of
the class of securities, check the following:1
Item 6.	Ownership of More than Five Percent on Behalf
of Another Person.
Not applicable.
Item 7.	Identification and Classification of the
Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding
Company or Control Person.
Not applicable.
Item 8.	Identification and Classification of Members
of the Group.
Not applicable.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
  	Date: June 29, 2012

 	Signature:   	/s/ Timothy M. Riley
 	Name: Timothy M. Riley

 	Signature: 	/s/ Angela A. Riley
 	Name:  Angela A. Riley

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Exhibit 99

99 Agreement of Joint Filing, dated as of August 7, 2008, between Timothy M. Riley and Angela A. Riley
(incorporated herein by reference to the exhibit to the Schedule 13G filed by the reporting persons with the Securities and Exchange
Commission on August 8, 2008)

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